CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 22, 2008, relating to the financial statements and financial highlights which appear in the November 30, 2007 Annual Report to the Board of Trustees and Shareholders of Small Cap Portfolio, Micro Cap Portfolio, Growth Portfolio, and Mid Cap Portfolio (constituting Brazos Mutual Funds), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.

Milwaukee, WI
March 27, 2008